Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan                           (651) 293-2809

Hans Van Bylen Appointed to Ecolab Board; Ulrich Lehner Retires

ST. PAUL, Minn., February 23, 2007 — Ecolab Inc. announced that Ecolab’s Board of Directors has appointed Hans Van Bylen to fill the vacancy created by Ulrich Lehner’s retirement from the Ecolab Board.  Mr. Van Bylen, 45, is Executive Vice President, Cosmetics/Toiletries of Henkel KGaA of Düsseldorf, Germany, and a member of the Management Board of Henkel KGaA. There are currently 12 directors on the Ecolab Board.

Prof. Lehner said that his decision to retire from the Ecolab Board was due to his announced planned retirement under Henkel KGaA’s mandatory policy in 2008.  He served on the Ecolab Board for six years.

Commenting on Prof. Lehner’s retirement, Douglas M. Baker, Jr., Ecolab’s Chairman of the Board, President and Chief Executive Officer, said:  “We thank Prof. Lehner for his valued service on the Board and to our company.  We wish him well.

With 2006 sales of $5 billion and more than 13,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection control products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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